                                 EXHIBIT 99.1

For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L Kalkbrenner, President & CEO   Christina Carrabino (general information)
(650) 614-5767                         Kristi Larson (analyst contact)
Steven C. Smith, EVP, CAO & CFO        (415) 986-1591
(650) 813-8222

                             FOR IMMEDIATE RELEASE

                    GREATER BAY BANCORP ANNOUNCES COMPLETION

                    OF  MERGER WITH BAY COMMERCIAL SERVICES


PALO ALTO, CA, October 15, 1999 -- Greater Bay Bancorp (Nasdaq: GBBK) today announced that the merger with Bay Commercial Services, the holding company for Bay Bank of Commerce, San Leandro, California, was completed on October 15, 1999. The transaction furthers the strategic plan of Greater Bay Bancorp in becoming the preeminent independent bank holding company in Northern California.

Each Bay Commercial Services shareholder will receive 0.6833 shares of Greater Bay Bancorp stock for each share of Bay Commercial Services in a tax-free exchange. The merger will be accounted for as a pooling of interests. Following the transaction, Bay Bank of Commerce, a wholly owned subsidiary of Bay Commercial Services, will operate as a wholly owned subsidiary of Greater Bay Bancorp. Based on September 30, 1999 financial information, the combined company will have total assets of approximately $2.44 billion and shareholders' equity of approximately $134 million.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri-Valley Region, with offices located in Cupertino, Hayward, Millbrae, Palo Alto, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara and Walnut Creek.


This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within that document.